Exhibit 10.1

Confidential and Private

January 4, 2017

Leonard Ross

77 Morency Street

Natick, MA 01760

Dear Len,

Its an exciting time for pSivida, and we have much to accomplish in 2017! I value what you bring to pSivida and how important you are to our success. After working with you over the last several months, I have come to admire and respect your commitment and work ethic as we together transform pSivida, and it is especially noteworthy how you have adapted to the many changes that have recently been implemented at the company, including increased communication among our team, organizational changes and our increased focus on delivering results in tight timeframes with clear metrics. As a leader of your colleagues, I view you as a critical link to our success.

Because of this and with the full support of our Board of Directors (the “Board”), I am very pleased to award you a special, one-time retention bonus in the amount of $131,446.00 (the “One-Time Retention Bonus”), which is equal to fifty percent (50%) of your current, annual base salary. The One-Time Retention Bonus will be in addition to our normal bonus and compensation programs.

The One-Time Retention Bonus will be paid to you as follows, subject to the terms and conditions set forth in the attached agreement:

•	one-half of the amount of the One-Time Retention Bonus will be paid to you in a cash lump sum (less applicable withholding and payroll taxes) in the last payroll cycle in December, 2017; and

•	one-half of the amount of the One-Time Retention Bonus will be paid to you in the form of restricted stock units (“RSUs”) of pSivida under the pSivida Corp. 2016 Incentive Plan (the “2016 Plan”), which will be granted to you on (or within thirty (30) days after) December 22, 2017 (the “End Date”). The number of RSUs that will be granted to you will be based

pSivida 480 Pleasant Street Suite B300 Watertown, MA 02472

upon the fair market value of the common stock of pSivida on the End Date, as determined by the Compensation Committee of the Board (the “Committee”). The RSUs will vest over a one-year period following the applicable grant date and will be subject to the terms and conditions set forth in the 2016 Plan and the applicable award agreement.

Please note that the One-Time Retention Bonus will not be considered part of your “Annual Salary” or “Earnings” for calculations related to “Employee Benefits” or other “Compensation” as outlined in your employment agreement with pSivida.

I am looking forward to continuing to work together, to bringing our proven and valuable technology to patients to improve their health, and to realizing the full potential of our technology and our talented staff. You are a valuable team member!

Sincerely,

/s/ Nancy Lurker

Nancy Lurker

CEO and President

With attachments

pSivida 480 Pleasant Street Suite B300 Watertown, MA 02472

pSivida One-Time Retention Bonus

Please sign below your acceptance and return it to me within forty-eight (48) hours.

January 4, 2017

Employee Name

Leonard Ross

Employee Title

Vice President, Finance

I accept and acknowledge the terms and conditions of the One-Time Retention Bonus, as outlined above and in the attached terms and conditions.

/s/ Leonard S. Ross	January 5, 2017
Signature	Date

pSivida 480 Pleasant Street Suite B300 Watertown, MA 02472

Special One Time Retention Bonus Agreement Terms

To be eligible to receive payment of the One-Time Retention Bonus, you must be actively employed by pSivida and in good standing during the period beginning on the date hereof and ending on the End Date. Notwithstanding the foregoing, if your employment with pSivida is terminated by pSivida without Cause (as defined below) prior to the End Date, then pSivida will pay you a pro-rated One-Time Retention Bonus, based on the number of days that have elapsed between the date hereof and the date of your termination of employment, divided by 354 days. Such pro-rated One-Time Retention Bonus will be paid to you entirely in a cash lump sum (less applicable withholding and payroll taxes), with no RSU component. Any obligation of pSivida to pay you a pro-rated One-Time Retention Bonus is conditioned on your signing and returning to pSivida a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to you by pSivida at the time your employment is terminated (the “Separation Agreement). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. The pro-rated One-Time Retention Bonus will be paid to you on pSivida’s next regular payday following the expiration of sixty (60) calendar days from the date of your termination of employment. If your employment with pSivida is terminated for any other reason by pSivida or you prior to the End Date, including, without limitation, due to your death or disability, then you will forfeit your right to receive payment of the One-Time Retention Bonus.

In the event that a Covered Transaction (as defined below) occurs prior to the End Date, provided you remain actively employed by pSivida and in good standing through the consummation of the Covered Transaction, pSivida will pay you a pro-rated One-Time Retention Bonus within thirty (30) days following the date of the consummation of such Covered Transaction, based on the number of days that have elapsed between the date hereof and the date of the consummation of such Covered Transaction, divided by 354 days. Such pro-rated One-Time Retention Bonus will be paid to you entirely in a cash lump sum (less applicable withholding and payroll taxes), with no RSU component.

Nothing contained in this letter agreement will give you the right to be retained in the employment of pSivida. Your employment with pSivida remains at-will, meaning that you and pSivida may terminate your employment relationship at any time, with or without cause, and with or without notice.

For purposes of this letter agreement, the term “Cause” will mean, as determined by pSivida, (i) your substantial failure to perform your duties and responsibilities to pSivida or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) your commission of a felony or a crime involving moral turpitude; (iii) your commission of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving pSivida or any of its subsidiaries; (iv) a significant violation by you of the code of conduct of pSivida or any of its subsidiaries or any material policy of pSivida or any of its subsidiaries, or of any statutory or common law duty of loyalty to pSivida or any of its subsidiaries; (v) your material breach of any of the terms of any agreement between pSivida or any of its subsidiaries and you; or (vi) other conduct by you that could be expected to be harmful to the business, interests or reputation of pSivida.

For purposes of this letter agreement, the term “Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which pSivida is not the surviving corporation or which results in the acquisition of all or substantially all of pSivida’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all pSivida’s assets, or (iii) a dissolution or liquidation of pSivida. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

This letter agreement contains all of the understandings and representations between pSivida and you relating to the One-Time Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus. This letter agreement may not be amended or modified unless in writing signed by both pSivida and you. This letter agreement, for all purposes, will be construed in accordance with the laws of the State of Delaware without regarding to conflicts-of-law principles.